AMENDMENT NO. 1 TO
CREDIT AGREEMENT
This AMENDMENT NO. 1 to CREDIT AGREEMENT, dated as of November 29, 2016 (this “Amendment”) between GREATBATCH LTD., a New York corporation (the “Borrower”), INTEGER HOLDINGS CORPORATION (“Parent”) and MANUFACTURERS AND TRADERS TRUST COMPANY acting in its capacity as Administrative Agent and the Lenders party hereto.
Background
The Borrower, the Parent, the Lenders and the Administrative Agent have entered into that certain Credit Agreement, dated as of October 27, 2015, which was modified pursuant to that certain Consent of Lenders, dated as of February 9, 2016 and that certain Memorandum of Correction, dated as of April 19, 2016 (as so modified, the “Existing Credit Agreement” and the same, as it may be amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), which provides for certain extensions of credit to the Borrower, subject to certain conditions.
The Borrower has requested certain amendments to the financial covenants set forth in Article VII (Financial Covenants) of the Credit Agreement and the requisite Lenders parties to the Credit Agreement are willing to amend the Existing Credit Agreement in the manner and subject to the terms set forth below.
In addition, the Borrower has advised the Lenders party hereto that it is looking into a possible sale-lease back transaction and has asked such Lenders to authorize the Administrative Agent to execute an amendment in their names when and if the proposed sale-leaseback transaction is finalized all on the terms set forth in Section 5 below.
NOW THEREFORE, in consideration of the promises and conditions set forth in this Amendment, and intending to be legally bound, the parties hereto hereby agree as follows:
Section 1.Defined Terms. Terms defined in this Amendment which are capitalized but not defined shall have the meanings given to such terms in the Existing Credit Agreement. This Amendment amends the Credit Agreement, as in effect on the date hereof.
SECTION 2.    Amendments.
2.1    Section 7.1 (Interest Coverage Ratio) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

Parent and its Subsidiaries, on a Consolidated basis, shall maintain a ratio of Adjusted EBITDA to Interest Expense (each for the four (4) consecutive preceding fiscal quarters) calculated as of the last day of any fiscal quarter, of at least the ratios specified below:

Interest Coverage Ratio	Period

3.00 to 1.00	Through and including the third fiscal quarter of 2016.
2.50 to 1.00	Fourth fiscal quarter of 2016 through and including the fourth fiscal quarter of 2017.
2.75 to 1.00	First fiscal quarter of 2018 through and including the fourth fiscal quarter of 2018.
3.00 to 1.00	First fiscal quarter of 2019 and beyond.
2.2    Section 7.2 (Total Net Leverage Ratio) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:
Parent and its Subsidiaries, on a Consolidated basis, shall maintain a Total Net Leverage Ratio of no more than the ratios specified below:

Maximum Total Net Leverage Ratio	Period

6.50 to 1.00	Through and including the third fiscal quarter of 2016.
6.25 to 1.00	Fourth fiscal quarter of 2016 through and including the fourth fiscal quarter of 2017.
6.00 to 1.00	First fiscal quarter of 2018 and second fiscal quarter of 2018.
5.75 to 1.00	Third fiscal quarter of 2018.
5.50 to 1.00	Fourth fiscal quarter of 2018.
5.00 to 1.00	First fiscal quarter of 2019 and second fiscal quarter of 2019.
4.75 to 1.00	Third fiscal quarter of 2019.
4.50 to 1.00	Fourth fiscal quarter of 2019.
4.25 to 1.00	First fiscal quarter of 2020.
4.00 to 1.00	Second fiscal quarter of 2020 and thereafter.
This covenant shall be tested quarterly on the last day of each fiscal quarter.
SECTION 3.    REPRESENTATIONS AND WARRANTIES. In order to induce the Lenders and the Administrative Agent to agree to the amendments set forth in this Amendment, the Borrower makes the following representations and warranties, which shall survive the execution and delivery of this Amendment:
(a)    As of the date hereof, no Default or Event of Default has occurred and is continuing or would exist immediately after giving effect to the amendments contained herein.
(b)    Each of the representations and warranties of the Loan Parties set forth in the Existing Credit Agreement and other Loan Documents is true and correct in all material respects both before and after giving effect to the amendments contemplated hereby as though each such representation and warranty were made at and as of the date hereof, except to the extent that any such representation and warranty specifically refers to an earlier date, in which case it is true and correct in all material respects as of such earlier date.
(c)    No consent or approval of any third party, or any governmental agency or authority, is necessary in connection with the execution, delivery and/or performance of this Amendment or any other instrument, agreement or other document executed and/or delivered in connection herewith and/or the enforceability hereof or thereof.
(d)    The amendments set forth herein do not conflict with the provisions of the Senior Note Documents or any other indenture or credit facility of the Borrower.
(e)    Upon satisfaction of the conditions set forth in Section 4 (Conditions Precedent) below, the Existing Credit Agreement, as amended by this Amendment and each other Loan Document is and will constitute the legal, valid and binding obligation of the applicable Loan Party, enforceable against it in accordance with the terms thereof.
SECTION 4.    CONDITIONS PRECEDENT.
4.1    The amendments to the Existing Credit Agreement set forth in Section 2 above and the authorizations set forth in Section 5 below shall become effective, as of the date first above written, upon satisfaction of the following:
(a)    the execution and delivery of this Amendment by the Borrower and the Administrative Agent upon the authorization of the Required Financial Covenant Lenders; and
(b)    payment of the fee set forth on Annex A hereto to each of the Lenders referenced thereon; and
(c)    receipt by the Administrative Agent of such other documents and information as the Administrative Agent shall reasonably request on or prior to the date that the condition in clause (a) above is satisfied.

SECTION 5.	AUTHORIZATION OF LENDERS REGARDING POSSIBLE FUTURE AMENDMENT.
5.1    The Company has advised the Lenders party hereto that it is exploring the possibility of entering into a sale-leaseback transaction (together with related transactions, the “Proposed Sale-Leaseback”) and, in connection therewith, wishes for such Lenders to consent to the same and to authorize the Administrative Agent to execute a further amendment to the Credit Agreement (the “Proposed Sale-Leaseback Amendment”) on each such Lender’s behalf. Each Lender party hereto does so irrevocably consent to the Proposed Sale-Leaseback Amendment and hereby irrevocably authorizes the Administrative Agent, in its capacity under the Credit Agreement as Agent, to execute the same in the name and on behalf of the undersigned Lender subject to the following terms and conditions.

5.1.1    The property subject to the Proposed Sale-Leaseback (a) shall have an aggregate fair market value not exceeding $135,000,000 and (b) shall be comprised of only real property, fixtures and assets directly related thereto and proceeds (other than proceeds of the Proposed Sale-Leaseback) of the foregoing.
5.1.2    The Proposed Sale-Leaseback (a) shall be on terms that are arm’s length with the purchaser/lessor and reasonably satisfactory to the Administrative Agent, (b) shall not be entered into if, at the time thereof, there then exists a Default or Event of Default or one would result therefrom, and (c) is not prohibited by the Senior Note Documents or any other material indenture or credit facility that the Borrower or other Loan Parties are then party to.
5.1.3    The sale of property pursuant to the Proposed Sale-Leaseback shall be consummated and the lease entered into on or before June 30, 2017 (as such date may be extended by the Administrative Agent in its sole discretion).
5.1.4    Proceeds of the Proposed Sale and Leaseback shall be applied to prepay the Loans, first, to outstanding Term B Loans pro rata among such Term B Loans based on the outstanding principal amount of all Term B Loans, and in each case to reduce the applicable remaining payments under Subsection 2.1.7 (Scheduled Repayment of Term B Loans) of the Credit Agreement (in each case, including payments to be made at maturity) pro rata until there are no outstanding Term B Loans; second, to outstanding Term A Loans pro rata among such Term A Loans based on the outstanding principal amount of all Term A Loans, and in each case to reduce the applicable remaining payments under Subsection 2.1.6 (Scheduled Repayment of Term A Loans) of the Credit Agreement (in each case, including payments to be made at maturity) pro rata until there are no outstanding Term A Loans; and third, to RC Loans without a corresponding permanent reduction of the RC Commitment.
5.1.5    The Proposed Sale-Leaseback Amendment shall be on terms and conditions satisfactory to the Administrative Agent and shall receive the approval of Majority Lenders (for the avoidance of doubt, the Lenders providing consent in this Amendment shall be deemed to have approved the Proposed Sale-Leaseback Amendment).
5.1.6    Each Lender party hereto shall receive an amendment fee in connection with the Proposed Sale-Leaseback Amendment equal to the excess, if any, of (a) the amount such Lender would have received if it were a party to the Proposed Sale-Leaseback Amendment and not a party hereto less (b) the amount of the fee it receives in connection with this Amendment. To the extent that there may be any assignment of a Lender’s Commitment between the date hereof and the date thereof, as it relates to the amount assigned, the assignee shall only be entitled to receive the amount that the assignor would have received had there been no such assignment.

5.2    Without limiting the foregoing authorizations, the Lenders party hereto acknowledge that the Proposed Sale-Leaseback Amendment may include provisions, among others, (a) allowing the Administrative Agent to release Liens on the property subject to the Proposed Sale and Leaseback, (b) modifying certain negative covenants to specifically permit the Proposed Sale-Leaseback as an additional exception without using existing exceptions or “baskets” for such purpose, (c) clarifying the definition of Indebtedness to confirm that operating leases do not constitute off-balance sheet liabilities within the meaning of Indebtedness absent certain other characteristics and (d) allowing for other amendments to the Credit Agreement to accommodate the sale provisions and the lease provisions and the transactions related thereto.
5.3    In furtherance and not in limitation of Section 6.5 of this Amendment, the authorizations and agreements set forth in this Section 5 shall be binding on any assignee of the Loans or Commitments of the undersigned Lenders.
SECTION 6.    MISCELLANEOUS.
6.1    Counterparts. This Amendment may be executed in counterparts and by different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument. A photocopied or facsimile signature shall be deemed to be the functional equivalent of a manually executed original for all purposes.
6.2    Ratification. Except as specifically modified hereby, all of the terms, covenants and conditions of the Existing Credit Agreement and each of the other Loan Documents are ratified, reaffirmed and confirmed and shall continue in full force and effect as therein written.
6.3    Payment of Expenses. Without limiting other payment obligations of the Borrower set forth in the Loan Documents, the Borrower agrees to pay all reasonable, out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and any other documents or instruments which may be delivered in connection herewith, including, without limitation, the reasonable fees and expenses of its counsel, Drinker Biddle & Reath LLP, whether or not this Amendment shall become effective.
6.4    Governing Law. This Amendment shall be governed by, and construed in accordance with, the Law of the State of New York (excluding the Laws applicable to conflicts or choice of law).
6.5    Binding Effect. This Amendment shall be binding upon and inure to the benefit of Borrower, the Administrative Agent, the Lenders and their respective successors and assigns; provided, however, that Borrower may not assign this Amendment or the Existing Credit Agreement or any of its rights hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and any such prohibited assignment shall be null and void.
6.6    Severability. If any provision of this Amendment or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Amendment and the application of such provision to any other Person or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law
6.7    References. From and after the effective date of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import, and all references to the Credit Agreement in any and all Loan Documents, other agreements, instruments, documents, certificates and writings of every kind and nature, shall be deemed to mean the Existing Credit Agreement as modified and amended by this Amendment and as the same may be further amended, modified or supplemented in accordance with the terms thereof.
[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 1 to Credit Agreement to be duly executed by their respective, duly authorized officers as of the date first above written.
BORROWER:

GREATBATCH LTD.

By:	/s/ Thomas J. Mazza
Name:	Thomas J. Mazza
Title:	Vice President and Corporate Controller

ADMINISTRATIVE AGENT:

MANUFACTURERS AND TRADERS TRUST COMPANY, in its capacity as the Administrative Agent

By:	/s/ Michael J. Prendergast
Name:	Michael J. Prendergast
Title:	Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY
Name of Lender

By:	/s/ Michael J. Prendergast
Name:	Michael J. Prendergast
Title:	Vice President

CITIZENS BANK, N.A.
Name of Lender

By:	/s/ Jason D. Houseman
Name:	Jason D. Houseman
Title:	Vice President

EVANS BANK, N.A.
Name of Lender

By:	/s/ Stephen Bojdak
Name:	Stephan Bojdak
Title:	VP – Commercial Banking

FRANKLIN SYNERGY BANK
Name of Lender

By:	/s/ Lisa Fletcher
Name:	Lisa Fletcher
Title:	Senior Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
Name of Lender

By:	/s/ Christopher Day
Name:	Christopher Day
Title:	Authorized Signatory

By:	/s/ Karim Rahimtoola
Name:	Karim Rahimtoola
Title:	Authorized Signatory

KEYBANK NATIONAL ASSOCIATION
Name of Lender

By:	/s/ Matthew D. Dunson
Name:	Matthew D. Dunson
Title:	Vice President

BANK LEUMI USA
Name of Lender

By:	/s/ Douglas J. Meyer
Name:	Douglas J. Meyer
Title:	Senior Vice President

By:	/s/ James A. D’Amato
Name:	James A. D’Amato
Title:	Vice President

SIEMENS FINANCIAL SERVICES, INC.
Name of Lender

By:	/s/ Maria Levy
Name:	Maria Levy
Title:	Vice President

By:	/s/ Michael L. Zion
Name:	Michael L. Zion
Title:	Vice President

SUMITOMO BANKING CORPORATIONGROUP
Name of Lender

By:	/s/ Ken Takahaski
Name:	Ken Takahashi
Title:	Managing Director

FIFTH THIRD BANK
Name of Lender

By:	/s/ Joshua N. Livingston
Name:	Joshua N. Livingston
Title:	Duly Authorized Signatory